As filed with the Securities and Exchange Commission on July 1, 2010
     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
PETROLEUM DEVELOPMENT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	95-2636730

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
1775 Sherman Street, Suite 3000, Denver, CO 80203-4341

(Address of Principal Executive Offices) (Zip Code)
2010 LONG-TERM EQUITY COMPENSATION PLAN

(Full Title of the Plan)
Richard W. McCullough
Chairman and Chief Executive Officer
Petroleum Development Corporation
1775 Sherman Street, Suite 3000, Denver, CO 80203-4341 (303) 860-5800

(Name, address and telephone number of agent for service)
Copy to:
Laurence S. Lese, Esq.
Duane Morris LLP
505 9th Street, N.W., Suite 1000
Washington, D.C. 20004
(202) 776-7800
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered (1)	per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $.01 par value per share	1,400,000 shares	$25.90	$36,260,000	$2,589

(1)	Plus such additional number of shares as may be required under the 2010 Long-Term Equity Compensation Plan in the event of a stock dividend or split, recapitalization, reclassification, merger, consolidation, combination, or exchange of shares, or other similar corporate change.

(2)	Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(h)(1), upon the average of the highest and lowest quoted selling prices of the Registrant’s Common Stock reported on the Nasdaq Stock Market on June 29, 2010, a date within five days of the date on which this Registration Statement was filed and on the statutory basis of $71.30 per million of securities registered.
An Index to Exhibits is included on page 5 of this Form S-8.

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Pursuant to the note to Part I of Form S-8, the document containing the information specified in Items 1 and 2 of Part I of the Form S-8 is not being filed with the Commission as part of this Registration Statement, but will be sent or given to participants as specified by Rule 428(b)(1).
PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3 — Incorporation of Certain Documents by Reference
     The following documents and portions of documents filed by Petroleum Development Corporation (“PDC”) with the Commission are hereby incorporated into this Registration Statement by reference:
(a)	PDC’s Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	PDC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(c)	PDC’s Current Reports on Form 8-K filed on March 18, 2010, April 23, 2010, May 4, 2010, and June 10, 2010, and

(d)	The description of PDC’s Common Stock as set forth under the caption “Description of Capital Stock” presented on page 12 in the prospectus portion of PDC’s Form S-3 Registration Statement, SEC File No. 333-155745, filed with the Commission on November 26, 2008 and on pages 12-13 of PDC’s SEC Rule 424(b)(5) prospectus dated January 30, 2009, filed with the Commission on or about August 12, 2009.
     PDC additionally incorporates by reference herein all documents subsequently filed by PDC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, and deems such documents to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the dates of filing such documents. Copies of these documents will not be filed with this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference into this Registration Statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.
Item 4 — Description of Securities
     This Item is omitted because PDC’s Common Stock is registered under Section 12 of the Exchange Act.
Item 5 — Interests of Named Experts and Counsel
     Members of Duane Morris LLP, counsel for PDC, own shares of PDC common stock. The fair market value of this stock ownership is less than $50,000. Under the regulations of the Commission, Duane Morris LLP is not deemed to have a substantial interest in PDC.
Item 6 — Indemnification of Directors and Officers

     PDC’s bylaws contain provisions providing that PDC shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or other agent of PDC, or is or was serving at the request of PDC as a director, officer, employee, or other agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with that proceeding, if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of PDC, and in actions by PDC with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful.
     To the extent that any director, officer, employee or other agent of PDC has been successful on the merits in defense of any proceeding referred to in the bylaws, that person shall be indemnified against expenses actually and reasonably incurred by that person in connection with that proceeding. Except as provided in the preceding sentence, any indemnification may be made by PDC only if authorized in the specific case upon a determination that indemnification of the director, officer, employee or other agent is proper in the circumstances because that person has met the applicable standard of conduct set forth in the bylaws by (a) a majority vote of a quorum consisting of directors who are not parties to the proceeding; (b) approval by the affirmative vote of a majority of the shares of PDC represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum); or (c) the court in which the proceeding is or was pending, upon application made by PDC or the subject person or the attorney or other person rendering the services in connection with the defense, whether or not the application by the subject person, attorney or other person is opposed by PDC.
     Expenses incurred in defending any proceeding may be advanced by PDC before the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or other agent of PDC to repay the amount of the advance unless it shall be determined ultimately that the subject person is entitled to be indemnified as authorized by the bylaws.
     PDC’s Articles of Incorporation provide that no director or officer of PDC shall be personally liable to PDC or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) an act or omission that involves intentional misconduct, fraud or a knowing violation of the law; (ii) an act or omission for which the liability of a director or officer is expressly provided for by an applicable statute, including the liability for payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes; and (iii) any other act, omission, transaction or breach of duty as to which any applicable statute, rule or regulation provides that the liability of directors or officers may not be eliminated or limited.
Item 7 — Exemption from Registration Claimed
     This Item is omitted because it is not applicable.
Item 8 — Exhibits
     The exhibits to this registration statement are listed in the Exhibit Index included elsewhere herein.
Item 9 — Undertakings

Rule 415 Offering
     The undersigned hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Filings Incorporating Subsequent Exchange Act Documents by Reference
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Indemnification of Directors and Officers
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 1st day of July 2010.

Petroleum Development Corporation
By:	/s/ Richard W. McCullough
Richard W. McCullough
Chairman of the Board of Directors and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Richard W. McCullough	Chairman of the Board of Directors and	July 1, 2010

Richard W. McCullough	Chief Executive Officer (Principal Executive Officer)

/s/ Gysle R. Shellum	Chief Financial Officer	July 1, 2010

Gysle R. Shellum	(Principal Financial Officer)

/s/ R. Scott Meyers	Chief Accounting Officer	July 1, 2010

R. Scott Meyers	(Principal Accounting Officer)

/s/ Jeffrey C. Swoveland	Director	July 1, 2010

Jeffrey C. Swoveland

/s/ Joseph E. Casabona	Director	July 1, 2010

Joseph E. Casabona

/s/ Anthony J. Crisafio	Director	July 1, 2010

Anthony J. Crisafio

	Director	July 1, 2010

Larry F. Mazza

/s/ David C. Parke	Director	July 1, 2010

David C. Parke

/s/ James M. Trimble	Director	July 1, 2010

James M. Trimble

/s/ Kimberly Luff Wakim	Director	July 1, 2010

Kimberly Luff Wakim

INDEX TO EXHIBITS
     The following documents are attached as exhibits to this Form S-8 or, if annotated by the symbol *, are incorporated by reference as Exhibits to previous filings of the Registrant with the Commission.

Exhibit
Number

5.1	Opinion of Duane Morris LLP.

23.1	Consent of Duane Morris LLP (contained in their opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

99.1	2010 Long-Term Equity Compensation Plan.